Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Revises Guidance for Fourth Quarter FY 2004

Merix will conduct a conference call and live webcast on May 14, 2004 at 5:30 a.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available. A phone replay will be available beginning at 8:30 a.m. PT on May 14 until midnight PT on May 21 by calling (719) 457-0820, access code 174703.

FOREST GROVE, OR, May 13, 2004—Merix Corporation (NASDAQ:MERX) today provided revised guidance for the fourth quarter of fiscal 2004, ending May 29, 2004. Sales for the fourth quarter are now expected to be between $44.5 and $45.0 million, which is below the $46.0 to $48.0 million range provided on March 24, 2004. Earnings are now expected to be a loss in the range of ($0.03) to ($0.06) per share, which is a decrease from the prior guidance of between $0.19 and $0.22 per diluted share.

Proforma results are expected to be a loss of between ($0.02) to ($0.03) per share, compared to previous proforma earnings guidance of $0.12 to $0.14 per diluted share. Pro-forma results per share exclude adjustments to a valuation allowance against deferred taxes, because management believes this adjustment is not representative of underlying trends in the Company’s performance and excluding it provides investors with additional information to compare the Company’s results over multiple periods.

The change in expectations is caused by a lower level of premium services business attributed to reduced demand by customers for expedited volume orders and reduced orders from a major customer, which the Company understands results from decreased demand for certain of the customer’s products and increased inventory levels in their supply chain. A portion of the sales shortfall has been backfilled, but with a significantly less profitable mix of products. In addition, the Company expects a further reduction in sales and a scrap loss resulting from a manufacturing process error.

The manufacturing process error occurred in the Forest Grove facility and was detected by Merix quality systems this week, which enabled defective parts to be contained. A corrective action was immediately put into place to prevent this error from recurring, but the error affected three high volume part numbers with significant quantities scheduled for shipment in the fourth quarter. Replacement parts are being built, however most will not be completed and shipped until next quarter. This situation will result in a $1.2 million sales shortfall in the fourth quarter.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “We are extremely disappointed with the revised guidance that we have provided today. To summarize, our fourth quarter is being affected by a recent softening in customer demand, especially for our premium services, and by the negative impact of a manufacturing process error. While we have been able to backfill some of the order shortfall, the resulting sales mix has had an adverse effect on our gross margin. We are working with our major customers to understand their demand outlooks and inventory levels in order to plan our capacity needs for our next fiscal year.”

Hollinger concluded, “We are confident that our competitive position remains very strong and that our strategy will continue to differentiate us in the market. We have seen tremendous growth in the last year and with sustainable market demand, we expect to continue to grow at rates faster than the market overall due to our ability to add to our customer base and to our continued success with new program wins.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the fourth quarter of fiscal 2004, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward looking statements. Many factors, including the following, could cause actual results to differ materially from the forward looking statements: changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; our ability to prevent manufacturing process errors; our ability to retain customers affected by manufacturing process errors; changes in demand for our quick-turn and premium services; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10 K for the year ended May 31, 2003. Merix Corporation does not intend to update any such factors or to publicly announce developments or events relating to the matters described herein.

FORECASTED NON-GAAP EARNINGS RECONCILIATION
EPS (Range)
Forecasted GAAP Net Loss	($0.03) — ($0.06)
Forecasted Pro-forma Adjustments:
Adjustment to Valuation Allowance on Deferred Tax Asset	$0.01 — $0.03

Forecasted Pro-forma Net Loss	($0.02) — ($0.03)